Exhibit 99.2

Deutsche Bank AG London
Winchester House
1 Great Winchester Street
London EC2N 2DB
8 March, 2007
Telephone: +44 20 7545 8000

To:	Eco Telecom Limited (“Party B”)
4 Irish Place, Suite 2
Gibraltar
Fax: +350-41988
Attention: Franz Wolf

From:	Deutsche Bank AG, London Branch (“Party A”)

Re:	Forward Transaction – DB reference – LN : 164890

Dear Sirs,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.	The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the 2002 Definitions and the 2000 Definitions, the 2002 Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Party A and Party B had executed an agreement in such form (but without any Schedule except for the election of (i) the laws of England and Wales as the governing law and (ii) United States dollars as the Termination Currency). In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. For purposes of the 2002 Definitions, the Transaction is a Share Forward Transaction.

Party A and Party B each represents to the other that it has entered into this Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	7 March 2007

Seller:	Party A

Buyer:	Party B

Chairman of the Supervisory Board: Clemens Börsig Management Board: Josef Ackermann (Chairman), Hugo Banziger, Tessen von Heydebreck, Anthony Di Iorio, Hermann-Josef Lamberti	Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin – Federal Financial Supervising Authority) and with respect to UK commodity derivatives business by the Financial Services Authority; regulated by the Financial Services Authority for the conduct of UK business; a member of The London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005. Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank Group online: http://www.deutsche-bank.com

Shares:	American Depository Receipts issued by The Bank of New York under the ADR Program of the Open Joint Stock Company “Vimpel-Communications”, a Russian company (the “Issuer”), each representing 1/4th of a share of common stock, 0.005 rubles nominal value, of the Issuer

Number of Shares:	818,400

Forward Price:	USD 84.1644

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Clearance System(s):	DTC

Settlement Terms:

Physical Settlement:	Applicable

Settlement Currency:	USD

Settlement Price:	Forward Price

Settlement Date:	March 14, 2007

Settlement Method Election:	Not Applicable

Dividends:

Dividend Period:	Second Period

Excess Dividend Amount:	The Paid Amount multiplied by the Number of Shares

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Alternative Obligation

Share-for-Other:	Alternative Obligation

Share-for-Combined:	Alternative Obligation

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Determining Party:	Seller

Composition of Combined Consideration:	Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Determining Party:	Seller

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Hedging Party:	Party A

Determining Party:	Seller

Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments

3. Calculation Agent.	Party A

4. Account Details:

Account for payments to Party A: To be advised Account for delivery of Shares to Party B: To be advised 5. Offices:

(a) The Office of Party A for the Transaction is London; and (b) The Office of Party B for the Transaction is Not Applicable. 6. Additional Representations of Party B:

Party B acknowledges that Party A will hedge its exposure under this Transaction by purchasing the Number of Shares in the open market in a commercially reasonable manner. In connection therewith, Party B hereby represents and warrants to Party A as follows:

(i) it is not entering into the Transaction (x) on the basis of, and is not aware of, any material non-public information with respect to the Issuer or the Shares, (y) in anticipation of, in connection with, or to facilitate a tender offer, or (z) to create actual or apparent trading activity in the Shares or to raise or depress or otherwise manipulate the price of the Shares; and it will not become aware of any material non-public information with respect to the Issuer or the Shares at any time prior to the Settlement Date; provided that if Party B is in breach of the immediately preceding representation, it shall provide an immediate notice to Deutsche Bank AG London Branch, Winchester House, 1 Great Winchester Street, London, EC2N 2DB, Attention: Colin Greene, Email: colin.greene@db.com, Tel: +44 207 545 8000 Fax: +44207 5470953 of that fact to Party A (but without disclosing to Party A the nature of the material non-public information that has caused it to be in such a breach) and Party B understands and acknowledges that Party A will cease purchases of such Shares upon receipt of such notice from Party B;

(ii) is in compliance with its reporting obligations under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Shares and will comply with such obligations by filing with the SEC the Schedule 13D/A including this Confirmation within 48 hours of the Trade Date;

(iii) its entry into the Transaction and Party A’s purchases of Shares contemplated hereby do not and will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act;

(iv) neither it nor any of its affiliates will purchase any Shares during the period from the Trade Date to the Settlement Date and it will not enter into any arrangements (whether similar to this Transaction or not) pursuant to which any person were to purchase any Shares on its account during the period from the Trade Date to the Settlement Date;

(v) it is not a “U.S. person” (as defined in Regulation S (“Regulation S” under the US Securities Act of 1933, as amended (the “Securities Act”) and the entry into this Transaction is an “offshore transaction” (as defined in Regulation S).

7.	Determination of the “Close-out Amount.”

Party B agrees and acknowledges that if an Event of Default occurs with respect to which Party B is the Defaulting Party or if a Termination Event occurs with respect to which Party B is an Affected Party, then, Party A will determine the “Close-out Amount” for the Transaction based on the net proceeds received by it from the sale of the Number of Shares in arms’ length good faith transaction, taking into account the fact that such Number of Shares will be sold at an illiquidity discount to the market price of the Shares at the time due to such Number of Shares being “restricted securities” that can only be sold in private transactions not involving a “public offering” (within the meaning of Section 4(2) under the Securities Act.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us or by sending to us a letter or telex substantially similar to this letter, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms.

Yours sincerely,

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/Andrew Dixon-Smith
Name:	Andrew Dixon-Smith
Title:	Legal Counsel

By:	/s/Colin Greene
Name:	Colin Greene
Title:	Authorized Signatory

Confirmed as of the date first above written:

ECO TELECOM LIMITED

By:	/s/Marina Kushnareva
Name:	Marina Kushnareva
Title:	Director